Exhibit 10.1

MEDICAL PROPERTIES TRUST, INC.

AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

AWARD AGREEMENT FOR CASH-SETTLED RESTRICTED STOCK UNITS

THIS AWARD AGREEMENT (the “Agreement”) is made effective and entered into with an award grant date as of March 8, 2024 (the “Grant Date”) by and between MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (the “Company”), and _____________ (the “Participant”) pursuant to the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan, as it may be amended and restated from time to time (the “Plan”). Capitalized terms used but not defined herein shall have the same meanings set forth in the Plan.

WITNESSETH:

WHEREAS, the Participant is an Employee of the Company; and

WHEREAS, on the Grant Date the Company awarded the Participant xxx Restricted Stock Units (the “Target Units”) that are eligible to vest based on achievement of certain specified stock price hurdles (the “Award”).

NOW, THEREFORE, for and in consideration of the premises, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. AWARD OF RESTRICTED STOCK UNITS. On the Grant Date, the Company awarded to the Participant the Award, representing Restricted Stock Units that may be settled only in cash. The Restricted Stock Units shall not vest and shall remain subject to a risk of forfeiture unless and until the provisions of Section 2 and Section 3 of this Agreement or Section 5 of this Agreement, as applicable, are satisfied.

2. PERFORMANCE-BASED VESTING. The actual number of Restricted Stock Units to be earned by the Participant will depend upon the achievement of specific stock price appreciation hurdles as follows (the “Performance Vesting”):

(a) Subject to Section 5 below, the percentage of the Target Units set forth below shall satisfy the Performance Vesting upon the date that the Board or the Committee determines that the Company has achieved the stock price appreciation hurdle(s) set forth below (each such date, a “Determination Date”), with the Company’s stock price determined based on the trailing 20-trading day (each such 20-trading day period, a “Measurement Period”) average closing price of the Common Stock during the four-year period ending on December 31, 2027 (the “Performance Period”). If an ex-dividend date occurs during any Measurement Period, for purposes of determining whether the Performance Vesting has been satisfied, the closing price of the Common Stock on the ex-dividend date and on each date thereafter until the earlier of the fourth day after the ex-dividend date and the end of the Measurement Period shall be deemed to be the closing price of the Common Stock on such date plus the amount of the per-share dividend with respect to the Common Stock declared on such ex-dividend date. The Board or the Committee shall make determinations regarding whether the Performance Vesting has been achieved no less frequently than quarterly during the Performance Period and within 30 days after the end of the Performance Period (the date of such final determination, the “Final Determination Date”). On the Final Determination Date (and only on the Final Determination Date), the number of Restricted Stock Units earned will be determined based on the highest average closing price of the Common Stock during any Measurement Period in the Performance Period and achievement of performance between the specific stock price hurdles set forth below will be determined using straight line linear interpolation. To the extent any Restricted Stock Units have not satisfied the Performance Vesting on or prior to the last day of the Performance Period, such Restricted Stock Units shall be automatically forfeited on the day following the Final Determination Date. In no event may more than 300% of the Target Units be deemed to have satisfied the Performance Vesting.

Stock Price Hurdle	Percentage of Target Units Earned[1]
$7.00	100%
$8.50	200%
$10.00	300% (“Maximum”)

3. TIME-BASED VESTING REQUIREMENTS. Any portion of the Restricted Stock Units that become earned pursuant to Section 2 of this Agreement will vest in equal quarterly installments over one year from the applicable Determination Date, provided that the Participant continues to provide services as an Employee through such date; provided, however that all unvested Restricted Stock Units that become earned pursuant to Section 2 of this Agreement will vest in full on the Final Determination Date. As soon as practicable following each vesting date (but in no event later than two and one-half months after the end of the year in which the applicable Measurement Period ends), the Company shall pay the Participant an amount in cash equal to (i) the aggregate number of Restricted Stock Units that have vested as of such vesting date multiplied by (ii) the average price of the Common Stock over the five trading days ending on the applicable vesting date.

4. DIVIDEND EQUIVALENTS. Upon each Determination Date, an amount shall be paid to the Participant in cash that is equivalent to 100% of dividends that would have been paid with respect to any Restricted Stock Units (assuming for this purpose that such Restricted Stock Units were outstanding shares of Common Stock) that have satisfied the Performance Vesting on such Determination Date from and after the record dates coincident with or following the Grant Date through such date. In no event will the payment be made later than the March 15th following the calendar year in which such amount becomes payable.

[1]

For example, in the event that the $7.00 stock price hurdle is achieved, 100% of the Target Units shall satisfy the Performance Vesting. If the $8.50 stock price hurdle is subsequently achieved, an additional 100% of the Target Units shall satisfy the Performance Vesting and an aggregate of 200% of the Target Units shall have satisfied the Performance Vesting.

5. RESTRICTIONS. Unless otherwise determined by the Committee, any Restricted Stock Units that have not vested shall be forfeited upon the Participant’s separation from service as an Employee of the Company; provided, however, that (a) in the event of a Change of Control, the Restricted Stock Units shall vest and no longer be subject to forfeiture at the Maximum level immediately before the occurrence of such Change of Control (regardless of the price paid per share of Common Stock in the Change of Control) and the Participant shall be entitled to receive a cash payment equal to (x) a number equal to the difference between 300% of the Target Units and the number of Restricted Stock Units that have previously been settled pursuant to this Award multiplied by (y) the price paid per share of Common Stock in the Change in Control, provided that the Participant continues to provide services as an Employee through such date, which amount shall be paid no later than 30 days following the Change in Control; or (b) in the event (i) that the Participant’s employment is terminated (1) by the Company without Cause (as defined in Participant’s employment agreement with the Company as amended from time to time), (2) by the Participant for Good Reason (as defined in Participant’s employment agreement with the Company as amended from time to time), (3) due to the Participant’s death, or (4) due to the Participant becoming Permanently Disabled (as defined in Participant’s employment agreement with the Company as amended from time to time); or (ii) of the Participant’s separation from service after attaining age 65, provided that the Participant provides the Company with written notice at least one year prior to such separation from service: a number of Restricted Stock Units equal to 300% of the Target Units shall be vested and no longer subject to forfeiture immediately before such termination of employment and the Participant shall be entitled to receive a cash payment equal to (x) a number equal to the difference between 300% of the Target Units and the number of Restricted Stock Units that have previously been settled pursuant to this Award multiplied by (y) the average price of the Common Stock over the five trading days ending on the date of termination of employment. The Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. During the period prior to the lapse of such restrictions and the vesting of such Restricted Stock Units, any non-cash dividends paid with respect to the Restricted Stock Units shall be subject to the same restrictions and vesting period as the Restricted Stock Units with respect to which they are paid.

6. NO RIGHT TO CONTINUED EMPLOYMENT. Neither the Plan nor this Agreement shall give the Participant the right to continued employment by the Company or by any Subsidiary or shall adversely affect the right of the Company or any Subsidiary to terminate the Participant’s employment with or without cause at any time.

7. ADJUSTMENTS. In the event that any stock dividend or extraordinary dividend (whether in the form of cash, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, or other similar event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award, in addition to the actions set forth in Section 12.3.1 of the Plan, the Committee shall, in such manner as it may deem equitable, adjust the stock price hurdles set forth in Section 2(a) above.

8. CASH SETTLEMENT. Notwithstanding anything to the contrary herein or in the Plan, this Award may only be settled in cash and no settlement of this Award may be made in shares of Common Stock.

9. TAX WITHHOLDING. The amount of tax withholding with respect to the Award shall be deducted and withheld from the cash payment payable to the Participant upon settlement of the Award.

10. SECTION 409A OF THE CODE. This Award shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

11. MISCELLANEOUS.

(a) The Participant’s rights under this Agreement can be modified, suspended or canceled only in accordance with the terms of the Plan. This Agreement may not be changed orally, but may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(b) The invalidity or unenforceability of any provision hereof shall in no way affect the validity of enforceability of any other provision of this Agreement.

(c) This Agreement shall bind all parties, their respective heirs, executors, administrators and assigns. Nothing contained herein shall be construed as an authorization or right of any party to assign their respective rights or obligations hereunder and the Participant shall have no right to assign this Agreement, and any such attempted assignment shall be ineffective. This Agreement shall be binding upon the Company and its successors or assigns.

(d) This Agreement shall be subject to the applicable provisions, definitions, terms and conditions set forth in the Plan, all of which are incorporated by this reference in this Agreement and the terms of the Plan shall govern in the event of any inconsistency between the Plan and this Agreement.

(e) This Agreement shall be interpreted and construed according to and governed by the laws of the State of Alabama.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above.

MEDICAL PROPERTIES TRUST, INC.

By:
Name:
Title:

PARTICIPANT

[_____________]